EXHIBIT 99.2

SMITH MICRO SOFTWARE, INC.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of Smith Micro Software, Inc. and subsidiaries (“Smith Micro” or “the Company”) and the audited abbreviated financial statements of the Avast Family Safety Mobile Business included as Exhibit 99.1 to our Current Report on Form 8-K/A filed March 9, 2021 (the “Prior 8-K/A”) and incorporated by reference herein, after giving effect to the acquisition by Smith Micro of the Avast Family Safety Mobile Business (as defined in the Prior 8-K/A) on April 16, 2021 and reflecting the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

We derived the unaudited pro forma data set forth below by the application of pro forma adjustments to the historical audited consolidated financial statements of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2020 and the audited abbreviated financial statements of the Avast Family Safety Mobile Business included as Exhibit 99.1 to the Prior 8-K/A and incorporated by reference herein. The unaudited pro forma combined financial information gives effect to the acquisition of the Avast Family Safety Mobile Business by Smith Micro as if the transaction had occurred on January 1, 2020 with respect to the unaudited pro forma income statement for the year ended December 31, 2020 and as of December 31, 2020 with respect to the unaudited pro forma combined balance sheet.

A full and detailed valuation of the acquired assets and assumed liabilities of the Avast Family Safety Mobile Business is being completed and certain information and analyses are preliminary at this time. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma combined income statement, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

The unaudited pro forma combined financial information for the year ended December 31, 2020 should be read in conjunction with the historical financial statements, including the notes thereto, of Smith Micro (included in Smith Micro’s annual reports on Form 10-K and quarterly reports on Form 10-Q) and of the audited abbreviated financial statements of the Avast Family Safety Mobile Business included as Exhibit 99.1 to the Prior 8-K/A.

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(In thousands)

		Avast Family
		Safety Mobile			Pro Forma
	Smith Micro	Business	Pro Forma		Combined
	12/31/2020	12/31/2020	Adjustments	Notes	12/31/2020
Assets
Current assets:
Cash and cash equivalents	$25,754	$—	60,049	A
			(56,000)	B	$29,803
Accounts receivable, net	12,347	6,245	—		18,592
Prepaid expenses and other current assets	1,189	365	—		1,554
Total current assets	39,290	6,610	4,049		49,949
Equipment and improvements, net	2,170	1,078	—		3,248
Right-of-use assets	5,785	—	—		5,785
Other assets	694	—	—		694
Intangible assets, net	12,698	—	33,500	C	46,198
Goodwill	12,266	—	33,093	C	45,359
Total assets	$72,903	$7,688	$70,642		$151,233

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,282	$81	$—		$2,363
Accrued payroll and benefits	2,867	2,694	—		5,561
Current operating lease liabilities	1,433	—	—		1,433
Other accrued liabilities	216	2,808	2,500	C
			1,675	D	7,199
Deferred revenue	1,572	198	—		1,770
Total current liabilities	8,370	5,781	4,175		18,326
Non-current liabilities:
Operating lease liabilities	4,805	—	—		4,805
Deferred rent	887	—	—		887
Deferred tax liability, net	59	—	—		59
Other long term liabilities	66	—	—		66
Total non-current liabilities	5,817	—	—		5,817

Stockholders' equity:
Common stock	41	—	10	A
			1	B	52
Additional paid-in capital	279,905	—	60,040	A
			9,999	B	349,943
Accumulated comprehensive deficit	(221,230)	—	(1,675)	D	(222,905)
Net assets acquired (liabilities assumed)	—	1,907	(1,907)		—
Total stockholders’ equity	58,716	1,907	66,467		127,090
Total liabilities and stockholders' equity	$72,903	$7,688	$70,642		$151,233

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2020

(In thousands, except per share data)

		Avast Family
		Safety Mobile			Pro Forma
	Smith Micro	Business	Pro Forma		Combined
	2020	2020	Adjustments	Notes	2020
Revenues	$51,300	$36,608	$—	E	$87,908
Cost of revenues	5,190	9,518	—		14,708
Gross profit	46,110	27,090	—		73,200
Operating expenses:
Selling and marketing	10,698	5,868	5,800	F	22,366
Research and development	19,071	16,701	2,100	F	37,872
General and administrative	12,801	—	500	F	13,301
Restructuring expenses	19	—	—		19
Total operating expenses	42,589	22,569	8,400		73,558
Operating income (loss)	3,521	4,521	(8,400)		(358)
Non-operating expense:
Gain on sale of software product	711	—	—		711
Interest expense, net	96	—	—		96
Other expense, net	(3)	—	—		(3)
Income before provision for income taxes	4,325	4,521	(8,400)		446
Provision for income tax expense	160	—	—	G	160
Net income	$4,165	$4,521	$(8,400)		$286

Earnings per share:
Basic	$0.10				$0.01
Diluted	$0.10				$0.01
Weighted average shares outstanding:
Basic	40,808				51,789
Diluted	42,764				53,745

Smith Micro Software, Inc.

NOTES TO THE Unaudited Pro Forma

Combined Financial Information

Note 1: Basis of Presentation

The unaudited pro forma combined financial information has been prepared in connection with the Avast Family Safety Mobile Acquisition. The purchase price for Avast Family Safety Mobile Business is approximately $66,000,000 in a combination of cash and common stock.

The Avast Family Safety Mobile Acquisition has been accounted for using the acquisition method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the acquired assets and assumed liabilities in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma combined income statement reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results, including items expected to have a continuing impact on the consolidated results, such as amortization on acquired intangible assets. The unaudited pro forma combined income statement does not include non-recurring items such as transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

Note 2: Acquisition of Avast Family Safety Mobile

On March 8, 2021, the Company entered into a definitive agreement to purchase certain assets of Avast Family Safety Mobile Business for $66,000,000.

The following represents the preliminary purchase price allocation. The acquired assets and assumed liabilities of the Avast Family Safety Mobile Business have been measured on a preliminary basis using assumptions that Smith Micro management believes are reasonable based on information currently available. A full and detailed valuation of the acquired assets and assumed liabilities of the Avast Family Safety Mobile Business will be completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of acquired assets and assumed liabilities could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in thousands):

Accounts receivable	$6,245
Prepaid expenses	365
Equipment, net	1,078
Identifiable intangible assets	33,500
Total assets acquired	41,188

Accounts payable	81
Accrued payroll and benefits	2,694
Accrued liabilities	5,308
Deferred revenue	198
Total liabilities assumed	8,281

Net assets acquired	32,907
Purchase price	66,000
Goodwill	$33,093

Note 3: Description of Pro Forma Adjustments

Transaction adjustments to the unaudited pro forma combined balance sheet

A.

This adjustment represents the issuance of approximately 9.5 million shares of common stock and net proceeds of approximately $60,049,000, inclusive of certain internal expenses, from a public stock offering to occur in March 2021, based on an offering size of $65.2 million. The majority of the proceeds from the offering will be utilized to fund the Avast Family Safety Mobile Acquisition.

B.	This adjustment represents a $56,000,000 reduction of cash and a $10,000,000 increase in equity (common stock and additional paid-in capital) as a result of the consideration paid to Avast.
C.

The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in thousands) in the unaudited pro forma combined balance sheet:

Identifiable intangible assets	$33,500
Goodwill	33,093
Accrued liabilities	2,500

D.

Estimated transaction costs related to the Avast Family Safety Mobile Acquisition total approximately $1,675,000. This amount has been included in accounts payable in the unaudited pro forma combined balance sheet.

Transaction adjustments to the unaudited pro forma combined income statement

E.

During 2018, Smith Micro adopted FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”), and those results are reflected within. Smith Micro evaluated the Avast Family Safety Mobile Business and related customer contracts under ASC 606. It was determined that no financial statement adjustment would be required, and therefore, a pro forma adjustment was not necessary.

F.

This adjustment represents the increase in amortization expense related to recording Avast’s intangible assets at their preliminary estimated fair value, including customer contracts, software, and a non-compete agreement, resulting in an adjustment of $8,400,000 for the year ended December 31, 2020.

Identifiable intangible assets include the following (in thousands):

Customer contracts	$15,000
Software	7,000
Software license	7,000
Transition services agreement	500
Non-compete agreement	4,000
$33,500

The customer contracts are expected to be amortized over a period of 3 years, the software over 5 years, the software license over 10 years, the transition services agreement over 6 months, and the non-compete agreement over 5 years.

G.

Smith Micro has federal and state net operating loss carryforwards of approximately $161 million and $128 million, respectively, at December 31, 2020, and the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. Therefore, no income tax impact of the pro forma adjustments has been reflected.